       1	Exhibit A-1

CERTIFICATE OF INCORPORATION

OF

CNG Products and Services, Inc.


	The undersigned, a natural person, for the purpose of organizing a corporation for conducting the business and promoting the purposes hereinafter stated, under the provisions and subject to the requirements of the laws of the State of Delaware (particularly Chapter 1, Title 8 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified, and referred to as the "General Corporation Law of the State of Delaware"), hereby certifies that:

	FIRST. The name of the corporation (hereinafter called the "corporation") is:

CNG Products and Services, Inc.

	SECOND. The address, including street, number, city, and county, of the registered office of the corporation in the State of Delaware is 32 Loockerman Square, Suite L-l00, City of Dover, County of Kent; and the name of the registered agent of the corporation in the State of Delaware at such address is The Prentice-Hall Corporation System, Inc.

	THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.


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	FOURTH.  The total number of shares of stock which the corporation shall have authority to issue is 0ne Thousand (1,000) shares. Each of such shares have a par value of Ten Thousand Dollars ($l0,000.00). All such shares are one class and are shares of Common Stock.

	FIFTH.  The name and mailing address of the incorporator are as follows:

NAME	MAIL ADDRESSING

Sarah Thomas	1013 Centre Road
	Wilmington, DE  19805

	SIXTH. The name and the mailing address of each person who is to serve as a director until the first annual meeting of stockholders or until a successor is elected and qualified is as follows:

T. N. Tower	One Park Ridge Center, P.O. Box 15746
	Pittsburgh, PA 15244

R. R. Gifford	One Park Ridge Center, P.O. Box 15746
	Pittsburgh, PA 15244

C. T. Funk	One Park Ridge Center, P.O. Box 15746
	Pittsburgh, PA 15244

	SEVENTH.  The corporation is to have perpetual existence.

	EIGHTH. In furtherance, and not in limitation of the powers conferred by statue, the board of directors is expressly authorized:

	To make, alter or repeal the by-laws of the corporation.


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	By a majority of the whole board, to designate one or more committees, each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors-as alternate members of any committee, who may replace any designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the by-laws of the corporation, shall have and may exercise all the business and affairs of the corporation, and may authorized the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation of a revocation of a dissolution, or amending the by-laws of the corporation; and unless the resolution or by-laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorized the issuance of stock.


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	When and as authorized by the stockholders in accordance with statue, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporation, as its board of directors shall deem expedient and for the best interests of the corporation.

	NINTH. Elections of directors need not be by written ballot unless the by-law of the corporation shall so

	Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation.

	TENTH. To the full extent that the General Corporation Law of the State of Delaware, as the same now exists, permits elimination or limitation of the liability of directors, no director of the corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.


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	To the full extent permitted by law, all directors of the corporation shall be afforded any exemption from liability or limitation of liability permitted by any subsequent enactment, modification or amendment of the General Corporation Law of the State of Delaware.
	Any repeal or modification of either or both of the foregoing paragraphs by the stockholders of the corporation shall no adversely affect any exemption from liability limitation of liability or other right of a director of the corporation with respect to any matter occurring prior to such repeal or modification.
	ELEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.